UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 18, 2012

IMPERIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Park of Commerce Boulevard, Suite 301 Boca Raton, Florida		33487
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (561) 995-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the arrangement described in Item 8.01 below and upon appointment of Messrs. Dakos, Goldstein and Hellerman, Walter Higgins and A. Penn Wyrough have agreed to resign from the Board of Directors (the “Board”) of Imperial Holdings, Inc. (the “Company”). The resignations of Messrs. Higgins and Wyrough are not due to any disagreement with the Company or the Board.

Item 8.01.	Other Events.

On July 18, 2012, the Board agreed in principle to appoint Andrew Dakos, Phillip Goldstein and Gerald Hellerman to serve as directors of the Company. It is anticipated that the appointment of Messrs. Dakos, Goldstein and Hellerman will occur as soon as practicable upon recommendation by the Corporate Governance & Nominating Committee of the Board. In connection with these appointments, Opportunity Partners, L.P., an affiliate of Bulldog Investors, has agreed in principle to withdraw, on behalf of itself and its affiliates, its demand that the Company hold a special meeting of shareholders and its court action to compel the Company to hold an annual meeting.

The Company intends to file a Current Report on Form 8-K with updated disclosures following the appointments of Messrs. Dakos, Goldstein and Hellerman.

This Current Report on Form 8-K contains certain “forward-looking statements” relating to the business of the Company. All statements, other than statements of historical fact included herein are “forward-looking statements,” including statements regarding the agreement in principle described above and any other statements of non-historical information. Such statements are based upon the current beliefs of the Company’s management and are subject to significant risks, assumptions, and uncertainties, including the risk that the Company may be unable to reach a definitive agreement with Opportunity Partners, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 20, 2012

IMPERIAL HOLDINGS, INC.
(Registrant)

By:	/s/ Michael Altschuler
Michael Altschuler
General Counsel and Secretary